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                      FOR FURTHER INFORMATION:

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NEWS
FOR IMMEDIATE RELEASE:

June 30, 1998                      CONTACTS:

                                   At Exten Industries, Inc.
                                   W. Gerald Newmin, President
                                   Barbara Corbett,
                                   Marketing Mgr.
                                   (619) 578-9784
                                   After hours:
                                   (619) 455-7205, 423-3737






Exten Industries Inc. Promotes Simek to President and COO

SAN DIEGO--(BW HealthWire)--June 30, 1998--Jerry G. Simek was promoted to president and chief operating officer at Exten's
June board meeting. W. Gerald Newmin will remain as chairman and chief executive officer of Exten Industries Inc. ``The growth of the company and increased activity level as the company pursues acquisition opportunities and funding as well as the preclinical trials at Loyola University Medical Center, require additional management support,'' Newmin explained.

Simek stated, ``I look forward to my expanded role and I will continue to focus on the company's acquisition program.''

Simek, president of JGS Management Group since 1984, specializes in strategic planning, financial management, business/corporate development and international business. He has successfully directed and implemented several company reorganizations, refinancing programs, company turnarounds, plus market development as well as company acquisition and divestiture programs.

Simek has over three decades of multinational management experience in the medical, energy, electronics and aerospace industries. He has held key management positions with major medical companies such as Baxter and Johnson & Johnson. In addition he has served as a director and/or management advisor for several other public and private companies worldwide. Simek, who lives in La Jolla, Calif., has a bachelor's of science from Illinois Institute of Technology and an MBA from Pepperdine University.

Exten Industries Inc. is a publicly traded company listed on the Over the Counter Bulletin Board (symbol EXTI). Through its subsidiary, Xenogenics, the company is developing a bio-artificial liver device to perform the equivalent of kidney dialysis for liver patients.With the worldwide incidence of liver diseases, the device could fill a critical need.
The device is currently in the early phases of testing at Loyola University Medical Center in Chicago. Headquarters are at 9625 Black Mountain Rd., Ste. 218, San Diego, CA 92126-4564.

For more information call the contacts listed or e-mail at extixeno@aol.com. Exten's website address is http://www.exten.com. This news release contains forward-looking statements based on the company's expectations that are subject to a number of risks and uncertainties which can be beyond the company's control.